      As filed with the Securities and Exchange Commission on July 1, 1994

                                                      Registration No. 33-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               _________________

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933
                               _________________

                                  ENRON CORP.
             (Exact name of registrant as specified in its charter)

             Delaware                                    47-0255140
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                    Identification No.)
                               _________________

                    1400 Smith Street, Houston, Texas 77002
                          Telephone No. (713) 853-6161
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               _________________

                              Rex R. Rogers, Esq.
                                  Enron Corp.
                           Assistant General Counsel
                               1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-3069
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               _________________

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. (X)
                               _________________

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                        Proposed            Proposed
                                       Amount            maximum             maximum            Amount of
   Title of each class of              to be         offering price        aggregate          registration
 securities to be registered         registered        per share*        offering price*          fee
- ----------------------------------------------------------------------------------------------------------
 Common Stock,
  $0.10 par value.............        350,585            $33.00            $11,569,305           $3,990
                                        shares**
==========================================================================================================

* Estimated solely for the purposes of calculating the registration fee (based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange composite transaction reporting system on June 29, 1994).

** Plus such indeterminable number of additional shares of Common Stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there by any sale of these securities in any state in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION, DATED JULY 1, 1994

                                  ENRON CORP.

                                 350,585 SHARES

                                  COMMON STOCK

                                 $.10 PAR VALUE
                                ________________


     This Prospectus relates to up to 350,585 shares (the "Shares") of Common Stock, $.10 par value (the "Common Stock"), of Enron Corp. ("Enron") which may be offered by certain stockholders named herein (the "Selling Stockholders").

     Enron has been advised that the Shares being offered hereby may be sold by or on behalf of the Selling Stockholders through underwriters, brokers or dealers, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act of 1933, as amended (the "Securities Act"), at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Brokers or dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through transactions or distributions (which may involve crosses and block transactions) on the New York Stock Exchange or other United States or foreign stock exchanges where unlisted trading privileges are available, in the over-the-counter market, in private transactions or in some combination of the foregoing.

     Enron will not receive any of the proceeds of any such sale. The Selling Stockholders and any broker or dealer who participates in any such sale may be deemed "underwriters" and any commissions paid in connection with the distribution may be deemed to be an underwriting discount or commission. See "Plan of Distribution."

     Enron's Common Stock is listed on the New York, Midwest and Pacific Stock Exchanges. On June 29, 1994, the last reported sales price of the Common Stock on the New York Stock Exchange was $33.00 per share.

                               _________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _________________

                The date of this Prospectus is _________, 1994.

         IN CONNECTION WITH AN OFFERING THROUGH UNDERWRITERS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK, MIDWEST OR PACIFIC STOCK EXCHANGES, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENRON SINCE SUCH DATE.

                             AVAILABLE INFORMATION

         Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Enron's Common Stock is listed on the New York, Midwest and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Enron with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Enron and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Enron (File No. 1-3423) pursuant to Section 13(a) of the Exchange Act are incorporated herein by reference as of their respective dates:

         (a)     Annual Report on Form 10-K for the year ended December 31,
1993; and

         (b)     Quarterly Report on Form 10-Q for the quarter ended March 31,
1994.

         Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                               BUSINESS OF ENRON

         Enron, a Delaware corporation organized in 1930, is an integrated natural gas company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the gathering, transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 44,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of natural gas-fired power plants in the United States and internationally which use combined cycle and cogeneration technology to generate electricity and steam; and the purchasing and marketing of long-term energy related commitments.

         INTERSTATE PIPELINES. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area:
Northern, the upper Midwest; Florida Gas, the State of Florida; and Transwestern, principally the California market. In addition, Enron holds a 13% interest in Northern Border Partners, L.P. and operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States. Also, Enron has a 15% interest in Enron Liquids Pipeline, L.P., which is engaged in pipeline transportation of natural gas liquids, refined petroleum products and carbon dioxide and is operated by a wholly owned subsidiary of Enron.

         GAS SERVICES. Enron Gas Services Corp. and its affiliated companies ("EGS") purchase natural gas, gas liquids and power through a variety of contractual arrangements, including both short and long term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements, and market these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. EGS also provides price risk management services in connection with natural gas, gas liquids and power transactions through both physical delivery and financial arrangements.

         EGS offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. EGS's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. EGS provides these services through a variety of financial instruments, including forward contracts, swap agreements, options and other contractual commitments.

         GAS PROCESSING. Certain Enron subsidiaries are engaged domestically in the extraction of natural gas liquids ("NGLs") (ethane, propane, normal butane and isobutane and natural gasoline). NGLs are typically extracted from natural gas in liquid form under low temperature and high pressure conditions. Ethane, propane, normal butane, isobutane and natural gasoline are used as feedstocks for petrochemical plants in the production of plastics, synthetic rubber and other products. Normal butane and natural gasoline are used by refineries in the blending of motor gasoline. Isobutane is used in the alkylation process to enhance the octane content of motor gasoline and is also used in the production of MTBE, which is used to produce cleaner burning motor gasoline. Propane is used as fuel for home heating and cooking, crop drying and industrial facilities and as an engine fuel for vehicles, and ethane is used as a feedstock for synthetic fuels production.

         INTERNATIONAL GAS AND POWER SERVICES. Enron's international activities principally involve the development, acquisition, promotion, and operation of natural gas and power projects and the marketing of natural gas liquids. As is the case in the United States, Enron's emphasis is on businesses in which natural gas or its components play a significant role. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of ownership interests and operation of power plants in England, Germany, Guatemala and the Philippines; a 3,800-mile pipeline system in southern Argentina; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids worldwide.

         EXPLORATION AND PRODUCTION. Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). Enron currently owns 80% of the outstanding common stock of EOG. EOG is one of the largest independent (non-integrated) oil and gas companies in the United States in terms of domestic proved reserves. EOG is engaged in the exploration for, and development and production of, natural gas and crude oil reserves primarily in major producing basins in the United States and, to a lesser extent, in Canada, Trinidad and selected other international areas. At December 31, 1993, EOG had estimated net proved natural gas reserves of 1,772 billion cubic feet and estimated net proved crude oil, condensate and natural gas liquids reserves of 20.9 million barrels, and at such date, approximately 78% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 16% in Canada and 6% in Trinidad.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling Stockholder, and the number of shares being offered hereby by such Selling Stockholder as of the date hereof.

                                   Number of Shares           Number of Shares
Selling Stockholder               Beneficially Owned               Offered
- -------------------               ------------------          ----------------
Robert H. Baldwin, Jr.                  71,640                     24,741

Mark A. Frevert                         83,829                     42,523

Gene E. Humphrey                        69,687                     42,523

Kurt S. Huneke                         105,654                     13,437

Lawrence L. Izzo                        30,739                     13,437

Lincoln Jones, III                      37,267                      7,994

Raymond R. Kaskel                       48,811                     13,437

James W. Kemp                           23,461                     13,013

Howard D. Martin                        46,291                      8,062

David H. Odorizzi                       48,503                     18,218

Lou L. Pai                             125,658                     63,785

Lawrence E. Reynolds                    60,234                     13,013

Jude Rolfes                             20,178                      6,047

Jeffrey K. Skilling                    369,136                     43,196

Thomas E. White                        255,608                     19,097

Peter J. Wilt                           27,599                      8,062


         The Shares being offered hereby are owned by the Selling Stockholders, who acquired them from Enron pursuant to transactions exempt from the registration requirements. Enron will bear substantially all expenses incurred in connection with the registration of the Shares being offered hereby.

         The following Selling Stockholders hold the offices indicated with Enron or subsidiaries thereof: Robert H. Baldwin, Jr., President and Chief Executive Officer, Enron Europe Ltd.; Mark A. Frevert, President, Enron Power Services, Inc.; Gene E. Humphrey, President, Enron Finance Corp.; Kurt S. Huneke, Vice President, Finance and Treasurer, Enron Corp.; Lawrence L. Izzo, Senior Vice President, Project Management, Enron Power Corp.; Lincoln Jones, III, President, Enron Power Corp.; Raymond R. Kaskel, President, Enron Gas Processing Company; James W. Kemp, Senior Vice President, Engineering, Enron Emerging Technologies, Inc.; Howard D. Martin, Senior Vice President, Enron Development Corp.; Lou L. Pai, President, Enron Risk Management Services Corp.; Lawrence E. Reynolds, Senior Vice President and Chief Engineer, Enron Power Corp.; Jude Rolfes, Executive Vice President, Project Development, Enron Power Enterprise Corp.; Jeffrey K. Skilling, Chairman and Chief Executive Officer, Enron Gas Services Corp.; Thomas E. White, Chairman of the Board and Chief Executive Officer, Enron Operations Corp.; and Peter J. Wilt, Principal, Enron Development Corp.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         At June 15, 1994, the authorized capital stock of Enron was 616,500,000 shares, consisting of:

         (a) 1,500,000 shares of Preferred Stock, par value $100 per share (the "Preferred Stock"), of which no shares were outstanding;

         (b) 5,000,000 shares of Second Preferred Stock, par value $1 per share (the "Second Preferred Stock"), of which 1,417,183 shares of Cumulative Second Preferred Convertible Stock (the "Convertible Preferred Stock") were outstanding;

         (c) 10,000,000 shares of Preference Stock, par value $1 per share (the "Preference Stock"), of which no shares were outstanding; and

         (d) 600,000,000 shares of Common Stock, par value $.10 per share, of which 251,139,993 shares were outstanding.

         In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Enron is empowered, without approval of the stockholders, to cause the Preferred Stock, Second Preferred Stock and Preference Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Enron; conversion rights, if any; and voting powers, if any, in addition to those described below. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of Enron, as amended (the "Restated Certificate of Incorporation").

         No holders of any class of Enron's capital stock are entitled to preemptive rights.

PREFERRED STOCK

         The holders of the Preferred Stock, Second Preferred Stock and Preference Stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Enron's Restated Certificate of Incorporation and the Certificates of Designation creating the various series of such classes of stock. In general, a vote of at least two-thirds of a class, voting as a class, is required to effect (a) any change in the Restated Certificate of Incorporation or bylaws which affects adversely the voting powers, rights or preferences of such class (if only certain series are affected, separate votes by the series affected are required); (b) the authorization or creation of, or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to such class; (c) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets; or
(d) the purchase or redemption of less than all of such class unless the full dividend on all such shares has been paid or declared and a sum sufficient for payment thereof set apart. In addition, the vote of a majority of a class, voting as a class, is required (i) to increase the authorized amount of such class, or the authorization or creation of or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking on a parity with such class; or (ii) to approve mergers or consolidations, except under certain conditions. Further, the Restated Certificate of Incorporation of Enron provides that, in the event dividends payable on any such class shall be in default in an amount equivalent to six full quarterly dividends, then the holders of such class, voting separately as a class, shall be entitled to elect two directors of Enron until such time as such dividends shall have been paid or funds sufficient therefor deposited in trust.

         The annual rate of dividends payable on shares of the Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Common Stock into which one share of Convertible Preferred Stock is convertible (currently 13.652 shares). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock.

         The Convertible Preferred Stock is redeemable at the option of Enron at a redemption price of $100.00 per share. Each share of Convertible Preferred Stock is convertible into 13.652 shares of Common Stock at any time at the option of the holder.

         The amount payable on shares of the Convertible Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $100.00 per share, together with accrued dividends.
The liquidation rights have the same preferences and relationship to other classes and series as described above with respect to dividend rights.

COMMON STOCK

         So long as any shares of Preferred Stock, Second Preferred Stock (including the Convertible Preferred Stock) or Preference Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on the Common Stock, nor shall any shares of any Common Stock be purchased, redeemed or otherwise acquired for value by Enron, nor shall Enron permit any distribution to be made on any Common Stock or shares of Common Stock purchased, redeemed or otherwise acquired by any subsidiary, unless all dividends on the Preferred Stock, Second Preferred Stock and Preference Stock of all series for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless Enron shall not be in arrears with respect to any sinking fund requirement for any such shares. The foregoing provisions shall not, however, apply to a dividend payable in Common Stock, or the acquisition of shares of Common Stock in exchange for or through application of the proceeds of the sale of, shares of Common Stock.

         Subject to the prior rights of the Preferred Stock, the Second Preferred Stock and the Preference Stock, the shares of Common Stock of Enron:
(a) are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor; (b) are entitled to one vote per share; (c) have no preemptive or conversion rights; (d) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (e) are entitled upon liquidation to receive the assets of Enron remaining after the payment of corporate debts and the satisfaction of the liquidation preferences of the Preferred Stock, Second Preferred Stock and Preference Stock.

CERTAIN OTHER PROVISIONS OF ENRON'S RESTATED CERTIFICATE OF INCORPORATION

         The Restated Certificate of Incorporation of Enron limits the liability of directors of Enron (in their capacity as directors but not in their capacity as officers) to Enron or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Enron will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Enron or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Enron's Restated Certificate of Incorporation contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of 10 percent of Enron's voting stock) be approved by the holders of 80 percent of Enron's voting stock, unless (a) the transaction is approved by 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the related person or (c) certain "fair price" and procedural requirements are satisfied. Enron's Restated Certificate of Incorporation defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. Continuing Director is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's stockholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a stockholder of Enron).

GENERAL

         The foregoing statements are summaries of certain provisions contained in the Restated Certificate of Incorporation of Enron, the form of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Restated Certificate of Incorporation and reference is hereby made to the Restated Certificate of Incorporation for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Whenever reference has been made to the Restated Certificate of Incorporation, such Restated Certificate of Incorporation shall be deemed to be incorporated in such statements as a part thereof and such statements are qualified in their entirety by such reference. The transfer agent and registrar of the Common Stock is First Chicago Trust Company of New York.

                              PLAN OF DISTRIBUTION

         Enron has been advised that the Shares being offered hereby may be sold by or on behalf of each of the Selling Stockholders through one or more broker-dealers, through underwriters, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act, at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices, and in connection therewith distributors' or sellers' commissions may be paid or allowed, which will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent for the Selling Stockholders, or may purchase shares from the Selling Stockholders as principal and thereafter resell such shares from time to time in or through one or more transactions (which may involve crosses and block transactions) or distributions on the New York Stock

Exchange or other exchanges on which the Common Stock can be traded (the "Exchanges"), in "special offerings," "fixed price offerings" off the floor of the Exchanges, "exchange distributions" or "secondary distributions" pursuant to and in accordance with applicable rules of such Exchanges, in the over-the-counter market, in private transactions or in some combination of the foregoing.

         Any such broker-dealer or underwriter may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom they may act as agents. If any such broker-dealer purchases the Shares as principal, they may effect resales of the Shares from time to time to or through other broker-dealers, and such other broker- dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agents.

         To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as certain other information, will be set forth in a Prospectus Supplement. In such event, the discounts and commissions to be allowed or paid to the underwriters, if any, and the discounts and commissions to be allowed or paid to dealers or agents, if any, will be set forth in, or may be calculated from, the Prospectus Supplement.

         Any underwriters, brokers, dealers and agents who participate in any such sale may also be customers of, engage in transactions with, or perform services for Enron or the Selling Stockholders in the ordinary course of business.

                            VALIDITY OF COMMON STOCK

         The validity of the Shares offered hereby will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                    EXPERTS

         The consolidated financial statements and schedules included in Enron's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules referred to above and such reports have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1993, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

================================================================================





                               TABLE OF CONTENTS

                                                                PAGE

                                  PROSPECTUS

                 Available Information . . . . . .                 2
                 Incorporation of Certain
                   Documents by Reference  . . . .                 2
                 Business of Enron . . . . . . . .                 3
                 Selling Stockholders  . . . . . .                 5
                 Description of Capital Stock  . .                 6
                 Plan of Distribution  . . . . . .                 8
                 Validity of Common Stock  . . . .                 9
                 Experts . . . . . . . . . . . . .                 9





================================================================================


================================================================================





                                 350,585 SHARES




                                  ENRON
                                    CORP (LOGO)

                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)





                               ________________

                                  PROSPECTUS
                               ________________




================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

         Filing Fee for Registration Statement . . . . . . .  $ 3,990
         Accounting Fees and Expenses. . . . . . . . . . . .    5,000
         Transfer Agent's Fees and Expenses. . . . . . . . .    5,000
         Blue Sky Fees and Expenses. . . . . . . . . . . . .    8,000
         Listing Fees. . . . . . . . . . . . . . . . . . . .    1,000
         Miscellaneous . . . . . . . . . . . . . . . . . . .    2,010
                                                              -------
         Total . . . . . . . . . . . . . . . . . . . . . . .  $25,000
                                                              =======
____________________

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of Chapter 1 of Title 8 of the Delaware Code provides that every corporation created under the provisions thereof shall have the power to indemnify its directors, officers, employees and agents against certain liabilities.

         The Restated Certificate of Incorporation, as amended, of Enron contains the following provisions relating to indemnification of directors and officers:

                 "1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                 2. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                 (B) If a claim under paragraph 2(A) of this Article XVI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                 (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

                 (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

         Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16.  EXHIBITS.

         *4(a)     -      Restated Certificate of Incorporation of Enron, as
                          amended (Exhibit 4(d) to Registration Statement No.
                          33- 50641 filed October 15, 1993).

         *4(b)     -      Certificate of Correction to Enron Restated
                          Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May
                          27, 1994 (Exhibit 4(d) to Registration Statement No.
                          33-53877 filed on May 27, 1994).

         *4(c)     -      Certificate of Amendment to Enron Restated
                          Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May
                          27, 1994 (Exhibit 4(e) to Registration Statement No.
                          33-53877 filed on May 27, 1994).

         *4(d)     -      Bylaws of Enron (Exhibit 3.02 to Enron Form 10-K
                          Annual Report for 1990, File No. 1-3423).

          5        -      Opinion of James V. Derrick, Jr., Esq., Senior Vice
                          President and General Counsel of Enron.

         23(a)     -      Consent of Arthur Andersen & Co.

         23(b)     -      Consent of DeGolyer and MacNaughton.

         23(c)     -      The consent of James V. Derrick, Jr., Esq., is
                          contained in his opinion filed as Exhibit 5 hereto.

         24        -      Powers of Attorney.
____________________
         * Incorporated by reference as indicated.

ITEM 17.         UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by Enron pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 30th day of June, 1994.


                                        ENRON CORP.
                                        (Registrant)


                                        By:       JACK I. TOMPKINS
                                           ----------------------------
                                                 (Jack I. Tompkins)
                                        Senior Vice President and Chief
                                        Information, Administrative and
                                        Accounting Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron indicated and on the 30th day of June, 1994.


          Signature                                          Title
          ---------                                          -----
       KENNETH L. LAY                      Chairman of the Board, Chief Executive
- -----------------------------              Officer and Director (Principal Executive
      (Kenneth L. Lay)                     Officer)

       JACK I. TOMPKINS                    Senior Vice President and Chief
- -----------------------------              Information, Administrative and Accounting
      (Jack I. Tompkins)                   Officer (Principal Accounting Officer)

       KURT S. HUNEKE                      Vice President, Finance and Treasurer
- -----------------------------              (Principal Financial Officer)
      (Kurt S. Huneke)

       ROBERT A. BELFER*                   Director
- -----------------------------
      (Robert A. Belfer)

     NORMAN P. BLAKE, JR.*                 Director
- ------------------------------
    (Norman P. Blake, Jr.)

       JOHN H. DUNCAN*                     Director
- -----------------------------
      (John H. Duncan)

        JOE H. FOY*                        Director
- -----------------------------
       (Joe H. Foy)

          Signature                                  Title
          ---------                                  -----
       WENDY L. GRAMM*                     Director
- -----------------------------
      (Wendy L. Gramm)

      ROBERT K. JAEDICKE*                  Director
- -----------------------------
     (Robert K. Jaedicke)

       RICHARD D. KINDER*                  Director and President and
- -----------------------------              Chief Operating Officer
      (Richard D. Kinder)

    CHARLES A. LEMAISTRE*                  Director
- -----------------------------
   (Charles A. LeMaistre)

       JOHN A. URQUHART*                   Director
- -----------------------------
      (John A. Urquhart)

       CHARLS E. WALKER*                   Director
- -----------------------------
      (Charls E. Walker)

  HERBERT S. WINOKUR, JR.*                 Director
- -----------------------------
 (Herbert S. Winokur, Jr.)



*By:     PEGGY B. MENCHACA
    --------------------------
        (Peggy B. Menchaca)

(Attorney-in-fact for persons indicated)

                               INDEX TO EXHIBITS


Exhibit Number                    Description
- --------------                    -----------

         *4(a)     -      Restated Certificate of Incorporation of Enron, as
                          amended (Exhibit 4(d) to Registration Statement No.
                          33- 50641 filed October 15, 1993.

         *4(b)     -      Certificate of Correction to Enron Restated
                          Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May
                          27, 1994 (Exhibit 4(d) to Registration Statement No.
                          33-53877 filed on May 27, 1994).

         *4(c)     -      Certificate of Amendment to Enron Restated
                          Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May
                          27, 1994 (Exhibit 4(e) to Registration Statement No.
                          33-53877 filed on May 27, 1994).

         *4(d)     -      Bylaws of Enron (Exhibit 3.02 to Enron Form 10-K
                          Annual Report for 1990, File No. 1-3423).

          5        -      Opinion of James V. Derrick, Jr., Esq., Senior Vice
                          President and General Counsel of Enron.

         23(a)     -      Consent of Arthur Andersen & Co.

         23(b)     -      Consent of DeGolyer and MacNaughton.

         23(c)     -      The consent of James V. Derrick, Jr., Esq., is
                          contained in his opinion filed as Exhibit 5 hereto.

         24        -      Powers of Attorney.

____________________
* Incorporated by reference.